Exhibit 99.1

Corporate Headquarters One Centennial Avenue P.O. Box 6820 Piscataway, NJ 08855-6820

NEWS RELEASE

FOR IMMEDIATE RELEASE

AMERICAN STANDARD ANNOUNCES THIRD-QUARTER RESULTS,

FULL-YEAR GUIDANCE

•	Delivers record third-quarter sales up 13 percent, up 11.1 percent in local currencies

•	Reports third-quarter net income per diluted share within guidance

•	Achieves record third-quarter air conditioning and vehicle controls sales and income

•	Lowers 2006 net income per diluted share estimate; GAAP up 2-4 percent, adjusted up 7-9 percent

PISCATAWAY, N.J. – Oct. 17, 2006 – American Standard Companies Inc. (NYSE: ASD) today announced third-quarter net income per diluted share of 74 cents in accordance with Generally Accepted Accounting Principles (GAAP). Net income per diluted share was 82 cents excluding the impact of operational consolidation expenses and benefits from tax items, up 12.3 percent. The company had estimated net income per diluted share of 72-77 cents on a GAAP basis and 80-85 cents on an adjusted basis. Sales for the quarter were a record $2.965 billion, up 13 percent from the prior year and up 11.1 percent excluding the impact of foreign exchange.

“We had a good quarter, even though we didn’t make the progress we expected in Bath and Kitchen,” said Fred Poses, chairman and CEO. “Air Conditioning Systems and Services, our largest business, continued to achieve strong results with record third-quarter sales, margins, commercial orders and backlog. Vehicle Control Systems once again outperformed its major markets and delivered strong results. During the quarter, the entire company experienced higher commodity costs and continued to invest in new products and marketing for long-term growth.”

“Bath and Kitchen continues to disappoint us, but we are working on the right actions to deliver improved results in both the short- and long-term,” said Poses. “During the quarter, we appointed new leaders for the global Bath and Kitchen business, as well as the Americas and Europe, and promoted the head of our Asia operations. This team, which is experienced in our type of industry, is focused on improving our execution of existing initiatives and finding new ways to accelerate sales growth and cost reductions.”

GAAP net income for the quarter was $150.9 million, down 5.2 percent from $159.1 million in third quarter 2005. Adjusted net income was up 6 percent, including stock option expensing and excluding operational consolidation expenses and benefits from tax items. GAAP net income per diluted share of 74 cents represented a 2.8 percent increase over the prior year after reducing third quarter 2005 net income per diluted share by 2 cents for stock option expensing.

Third-quarter segment income was $292.5 million, down 0.3 percent compared with $293.4 million during third quarter last year. Segment income as a percentage of sales was 9.9 percent, down 1.3 percentage points. Excluding foreign exchange effects and operational consolidation expenses, adjusted segment income as a percentage of sales was 10.9 percent, down 0.5 percentage points. Net cash provided by operating activities was $270.4 million, and free cash flow was $211.3 million. On Sept. 20, the company paid a dividend of 18 cents per share of common stock to shareowners of record on Sept. 1. In addition, the company bought back 2.3 million shares of stock worth $96 million during the quarter.

— more —

American Standard Companies Third Quarter - 2

FOURTH-QUARTER, FULL-YEAR GUIDANCE

“For the fourth quarter, we expect to see continued solid performance in Air Conditioning Systems and Services. The strength in commercial markets will more than offset the challenging year-over-year comparisons caused by last year’s particularly high sales of residential products in the fourth quarter as the industry prepared for new energy efficiency regulations in January 2006. Vehicle Control Systems also should experience another good quarter, while Bath and Kitchen will likely remain at profit levels similar to the third quarter,” said Poses.

The company estimates fourth-quarter sales growth of about 8 percent and net income per diluted share in the range of 46-51 cents on a GAAP basis assuming no net benefits from the combination of new divestitures, tax items and operational consolidations. On an adjusted basis, net income per diluted share will be 49-54 cents, up 11-23 percent, including stock option expensing and excluding operational consolidation expenses and certain prior year tax costs.

In the fourth quarter 2005, GAAP net income per diluted share was 30 cents. The company started expensing stock options in first quarter this year. Stock option expensing would have reduced fourth-quarter 2005 GAAP net income per diluted share by 2 cents to 28 cents. Fourth-quarter 2005 net income per diluted share was 44 cents when adjusted to include stock option expenses and exclude fourth-quarter operational consolidation expenses and certain tax costs.

“For the year, we expect sales growth of about 10 percent, but we’re lowering our earnings estimate for the year,” said Poses. “We expect GAAP net income per diluted share of $2.53-$2.58, which represents a 2-4 percent increase over last year including 2005 stock option expensing. On an adjusted basis, we expect full-year net income per diluted share of $2.65-$2.70, an increase of 7-9 percent, including stock option expensing and excluding operational consolidation expenses and benefits from tax items and an asset sale. We lowered the adjusted range because of the slower-than-expected progress in Bath and Kitchen, and, taking a conservative approach, we lowered the GAAP range because of uncertainty about divestitures and benefits from tax items as well as possible continued restructuring of Bath and Kitchen.” The company previously provided a range of $2.70-$2.80 for its full-year GAAP and adjusted net income per diluted share.

“We continue to deliver solid earnings and cash flow, returning value to shareowners through share repurchases and our quarterly cash dividend, which we raised 20 percent earlier this year,” said Poses. “Because we’re reducing our earnings estimate, we now expect to generate $815 million in net cash provided by operating activities and to achieve $575 million in free cash flow, the low end of our free cash flow target and an increase of 12 percent over last year’s record.”

THIRD-QUARTER BUSINESS HIGHLIGHTS

AIR CONDITIONING SYSTEMS AND SERVICES sales were $1.840 billion, up 15.1 percent over the strong third quarter in 2005 (up 14.3 percent excluding foreign exchange effects) because of commercial volume, the favorable mix of high-efficiency residential products and improved pricing. Segment income was $247.6 million, up 15.3 percent as pricing and mix combined with materials and productivity savings more than offset the continuing impact of higher commodity costs, investments in new products and labor cost escalations. Adjusted segment income was up 14.4 percent including stock option expensing and excluding foreign exchange effects and operational consolidation expenses.

Global commercial orders were up 25 percent, and the company ended the quarter with a record global backlog 50 percent above last year’s third-quarter level, following a 32-percent increase in the second quarter. All three percentages exclude foreign exchange effects. “The continuing high levels of global orders, sales and backlog give us confidence that we’re in the middle of a commercial market growth cycle, with significant opportunities ahead for this business,” said Poses.

— more —

American Standard Companies Third Quarter - 3

For the second year in a row, Trane CleanEffects™, the company’s new whole-house residential air cleaning system, won the “Best in Show – IAQ (indoor air quality) Product” award at Comfortech, a major industry trade show. This year’s award recognized the new model that’s built into a furnace or air handler. At the same trade show, American Standard’s 13 SEER (Seasonal Energy Efficiency Ratio) i2 packaged product won the “Best in Show – New Product” award. For the second year in a row, David Weekley Homes named Trane a “Partner of Choice” with its highest “A,A” rating for quality and service. No other heating, ventilation and air conditioning (HVAC) company received such an award.

During the quarter, the company made large sales in a broad cross-section of industries and saw particular strength in office, health care and lodging markets. Contracts signed included ones for Andrews Air Force Base (Camp Springs, Md.); Arris International (Suwanee, Ga.); Beloit Memorial Hospital (Roscoe, Ill.); Comcast Center (Philadelphia, Pa.); Gateway Health System (Clarksville, Tenn.); Hershey (Smith Falls, Ontario, Canada); Hiroshima Elpida Memory, Inc. (Hiroshima, Japan); Jack Morton Exhibits (New York, N.Y.); Jamjuree Square (Bangkok, Thailand); Kansas Speedway (Kansas City, Kan.); Loma Linda University (Loma Linda, Calif.); Olympia Tech Park (Chennai, India); Palm Trunk (Dubai, United Arab Emirates); Samsung (Austin, Texas); Southside Regional Medical Center (Petersburg, Va.); Triad Hospitals (Clarksville, Tenn. and Cedar Park, Texas); Warren E. Burger Federal Building and U.S. Courthouse (St. Paul, Minn.).

BATH AND KITCHEN sales were $620.2 million, up 5.1 percent (up 2.1 percent excluding foreign exchange effects) from the prior year. Segment income, which included operational consolidation expenses of $25.4 million, represented a loss of $18.9 million, down from a positive $21.3 million in third quarter 2005. The decrease in segment income was caused by operational consolidation expenses, commodity cost increases, lower conversion productivity, unfavorable mix and decreased unit volumes. The impact of these items exceeded benefits from improved pricing and previous operational consolidations. Adjusted segment income was $5.4 million including stock option expensing and excluding foreign exchange effects and operational consolidation expenses.

“During the quarter, we continued to see good customer demand for our Lifetime™ whirlpool tubs and the Cadet® 3 toilet,” said Poses. “We also are effectively implementing the previously announced consolidation of our ceramics manufacturing operations in the United Kingdom and expect to see benefits early next year.”

In the U.S., the company expanded its rollout of faucets with the EverClean™ finish and Speed Connect™ drain. The Imagine suite, a full bathroom collection positioned around style and comfort, launched in China and Thailand with events attended by distributors, architects, designers and the media, and will roll out throughout Asia over the next six months. Bath and Kitchen’s initiative to simplify its product line is well under way, with a 25 percent reduction in stock keeping units (SKUs) expected by year end. New commercial sales included ones for Adams Mark Hotel (Indianapolis, Ind.); Crown Plaza Hotel (Los Angeles, Calif.); Excelsior Park luxury town homes (Saratoga Springs, N.Y.); Imperial Hotel (Prague, Czech Republic); Lee’s Summit Hospital (Lee’s Summit, Mo.); Levine Children’s Hospital ICU Tower expansion (Charlotte, N.C.); University Lewisham Hospital (London, United Kingdom); and Valtur Village residential construction (Marilleva, Trento, Italy).

VEHICLE CONTROL SYSTEMS third-quarter sales were $504.6 million, up 16 percent (up 11.3 percent excluding foreign exchange effects) from the prior year’s sales. Higher truck builds, more content per vehicle and after-market growth drove the sales increase. During the quarter, global after-market sales increased 15.5 percent (up 11 percent excluding foreign exchange effects). Segment income was $63.8 million, up 11.3 percent from the third quarter last year. Higher volume, material savings and productivity offset the unfavorable impact of typical price reductions and escalating commodity costs. Adjusted segment income was up 11.8 percent including stock option expensing and excluding foreign exchange effects and operational consolidation expenses.

“WABCO’s original equipment sales growth in Asia, pipeline of new applications and growing after-market strength are enhancing our ability to continue to outperform our global markets,” said Poses.

— more —

American Standard Companies Third Quarter - 4

During the quarter, Kögel Fahrzeugwerke, a leading European manufacturer, signed a long-term contract for trailer braking control systems. In addition, Iveco, a leading global commercial vehicle manufacturer, incorporated a new WABCO vehicle control module into its production. At the 61st IAA tradeshow in Hanover, Germany, WABCO products were showcased on DAF’s XF105 truck, which won “International Truck of 2007,” the industry’s most prestigious award for commercial vehicles. WABCO introduced various products at the tradeshow, including EBS-E, an electronic braking system for trailers; ADB NG22 Plus, WABCO’s new generation anti-lock braking system; a two-stage compressor and a de-oiling catalyst.

#    #    #

PLEASE NOTE: American Standard Chairman and CEO Frederic Poses and CFO Peter D’Aloia will discuss the company’s performance and provide guidance on a two-way conference call for financial analysts at 9:30 a.m. EDT today. Related financial charts, reconciliations between GAAP and non-GAAP financial measures, and certain other information to be discussed on the conference call are available in the accompanying financial tables and under the heading, “American Standard’s Third-quarter Results” on the company’s Web site, www.americanstandard.com. Reporters and the public are invited to listen to the call, which will be broadcast on the Web site and archived for six months. If you’re unable to connect to the company’s Web site, you may listen via telephone. The dial-in number is (913) 312-1297. Please call five-to-10 minutes before the scheduled start time. The number of telephone connections is limited. A replay of the call will be available from 12:30 p.m. EDT on Tuesday, Oct. 17, until 11:59 p.m. EDT on Tuesday, Oct. 24. The replay dial-in number is (719) 457-0820. The passcode is 2010249.

Comments in this news release, particularly those related to earnings guidance, contain certain forward-looking statements, which are based on management’s good faith expectations and belief concerning future developments. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “plans,” “strategy,” “prospects,” “estimate,” “project,” “anticipate,” “intends” and other words of similar meaning. Actual results may differ materially from these expectations as a result of many factors including (i) pricing changes to materials used to produce products and the ability to offset those changes through price increases; (ii) changes in U.S. or international economic conditions, such as inflation and interest rate and exchange rate fluctuations; (iii) the actual level of construction activity and commercial vehicle production in the company’s end-markets; (iv) periodic adjustments to reserves for contingent liabilities, including reserves associated with litigation matters, government investigations, asbestos liabilities and asbestos insurance recoveries; and (v) the amount and timing of operational consolidation expenses and gains or losses on asset sales and tax items. Additional factors that could cause actual results to differ materially from expectations are set forth in the company’s 2005 Annual Report on Form 10-K and in the “Management’s Discussion and Analysis” section of the company’s Quarterly Reports on Form 10-Q. American Standard does not undertake any obligation to update such forward-looking statements. To facilitate understanding of third-quarter results, several tables follow this news release. The third-quarter 2005 and 2006 results that exclude operational consolidation expenses, tax items, and foreign exchange translation are non-GAAP measures. 2005 includes stock option expensing on a pro forma basis. Total company segment income and free cash flow, other measures used by the company, are also non-GAAP. These measures should be considered in addition to, not as a substitute for, GAAP measures. Management uses free cash flow and segment income to measure the company’s operating performance and analyzes year-over-year changes in segment income with and without the effect of operational consolidation expenses and the impact of foreign exchange translation. Management believes that excluding these effects is helpful in assessing the overall performance of the business. In addition, the company uses segment income to make strategic and capital investment decisions, allocate resources and report business performance to the board of directors. Certain non-GAAP measures may be used, in part, to determine incentive compensation for current employees.

American Standard is a $10.3 billion global manufacturer with market-leading positions in three businesses: air conditioning systems and services, sold under the Trane® and American Standard® brands for commercial, institutional and residential buildings; bath and kitchen products, sold under brands such as American Standard® and Ideal Standard®; and vehicle control systems, including electronic braking and air suspension systems, sold under the WABCO® name to the world’s leading manufacturers of heavy-duty trucks, buses, SUVs and luxury cars. The company employs approximately 61,000 people and has manufacturing operations in 28 countries. American Standard is included in both the S&P 500 and the Dow Jones Sustainability North America Index, which recognizes the top 20 percent of leaders in corporate sustainability in North America.

For more information, reporters may contact: Skip Colcord, (732) 980-3065, hcolcord@americanstandard.com, or Shelly London, (732) 980-6175, slondon@americanstandard.com

For more information, investors and financial analysts may contact: Bruce Fisher, (732) 980-6095, bfisher@americanstandard.com or Todd Gleason, (732) 980-6399, tgleason@americanstandard.com

Additional information is available at http://www.americanstandard.com.

Copyright © 2006 American Standard Inc.

American Standard Companies Inc.

Consolidated Statement of Operations

(Unaudited)

In millions except per share data	Three Months Ended September 30,
	2006	2005
Sales
Air Conditioning Systems and Services	$1,840.0	$1,599.0
Bath & Kitchen	620.2	590.0
Vehicle Control Systems	504.6	435.0

Total	$2,964.8	$2,624.0

Segment income
Air Conditioning Systems and Services	$247.6	$214.8
Bath & Kitchen	(18.9)	21.3
Vehicle Control Systems	63.8	57.3

Total	292.5	293.4

Equity in net income of unconsolidated joint ventures	5.6	8.6

	298.1	302.0

Interest expense	29.7	28.9
Corporate and other expenses	57.0	51.8

Income before income taxes	211.4	221.3
Income taxes	60.5	62.2

Net income	$150.9	$159.1

Net income per common share:

Basic	$0.76	$0.76

Diluted	$0.74	$0.74

Average outstanding common shares:
Basic	199.8	210.5
Diluted	204.2	216.3

Reconciliation of Net Income to Adjusted Net Income and Adjusted Net Income per Diluted Common Share

	2006	2005
Net income	$150.9	$159.1

FAS 123 Stock Option Expense, net of tax		(4.8)

Pro Forma net income, including stock option expense		154.3

Adjustments:
Operational consolidation expenses, net of tax	20.2	6.6
Gain on sale of assets, net of tax	—	—
Tax items	(3.9)	(3.2)

Adjusted net income	$167.2	$157.7

Pro Forma net income, including stock option expense per diluted common share		$0.72

Adjusted net income per diluted common share	$0.82	$0.73

Note:	The presentation of total segment income and adjusted net income and adjusted net income per diluted common share is not in conformity with generally accepted accounting principles (GAAP). Management believes that presenting these measures is useful to shareholders because it enhances their understanding of how management assesses the performance of the Company’s businesses. Management also uses data adjusted in this manner for purposes of determining incentive compensation. These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

American Standard Companies Inc.

Consolidated Statement of Operations

(Unaudited)

In millions except per share data	Nine Months Ended September 30,
	2006	2005
Sales
Air Conditioning Systems and Services	$5,161.9	$4,484.0
Bath & Kitchen	1,849.9	1,843.0
Vehicle Control Systems	1,495.7	1,392.3

Total	$8,507.5	$7,719.3

Segment income
Air Conditioning Systems and Services	$656.5	$521.3
Bath & Kitchen	(14.7)	101.7
Vehicle Control Systems	191.2	193.0

Total	833.0	816.0

Equity in net income of unconsolidated joint ventures	27.6	27.4

	860.6	843.4

Interest expense	91.6	89.1
Corporate and other expenses	172.2	154.9

Income before income taxes	596.8	599.4
Income taxes	170.1	107.5

Net income	$426.7	$491.9

Net income per common share:
Basic	$2.11	$2.32

Diluted	$2.06	$2.26

Average outstanding common shares:
Basic	202.4	212.2
Diluted	206.9	218.1

Reconciliation of Net Income to Adjusted Net Income and Adjusted Net Income per Diluted Common Share

	2006	2005
Net income	$426.7	$491.9

FAS 123 Stock Option Expense, net of tax		(15.0)

Pro Forma net income, including stock option expense		476.9

Adjustments:
Operational consolidation expenses, net of tax	36.5	37.6
Gain on sale of assets, net of tax	(4.0)	—
Tax items	(12.9)	(71.2)

Adjusted net income	$446.3	$443.3

Pro Forma net income, including stock option expense per diluted common share		$2.19

Adjusted net income per diluted common share	$2.16	$2.04

Note:	The presentation of total segment income and adjusted net income and adjusted net income per diluted common share is not in conformity with generally accepted accounting principles (GAAP). Management believes that presenting these measures is useful to shareholders because it enhances their understanding of how management assesses the performance of the Company’s businesses. Management also uses data adjusted in this manner for purposes of determining incentive compensation. These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

American Standard Companies Inc.

Data Supplement Sheet

(Unaudited)

This Data Supplement Sheet includes information excluding the effects of foreign exchange translation on operating results. Approximately half of the Company's business is outside the U.S., therefore changes in exchange rates can have a significant effect on results of operations when presented in U.S. Dollars. Year-over-year changes in sales and segment income, and in certain cases, segment income as a percentage of sales, for 2006 compared with 2005 are presented both with and without the effects of foreign exchange translation. Additionally, management analyzes year-over-year changes to its operating performance with and without operational consolidation expenses. Operational consolidation expenses have been noted below. Presenting results of operations excluding the translation effects of foreign exchange amounts and operational consolidation expenses is not in conformity with generally accepted accounting principles (GAAP), but management analyzes the data in this manner because it is useful to them for understanding operational performance of the business. Management also uses data adjusted in this manner for purposes of determining incentive compensation. Changes in sales and segment income excluding foreign exchange effects are calculated using current year sales and segment income translated at prior year exchange rates. The presentation of sales, segment income, total segment income, and segment income and total segment income as a percentage of sales with and without the effects of foreign currency translation are not meant to be a substitute for measurements prepared in accordance with GAAP, nor to be considered in isolation.

In millions	Three Months Ended September 30,
	Reported 2006	Reported 2005	% Chg vs. 2005		% Chg vs. 2005 Adjusted (1)
Air Conditioning Systems and Services
Sales	1,840.0	1,599.0	15.1%		14.3%
Segment Income	247.6	214.8	15.3%		14.4%
Segment Income as a Percentage of Sales	13.5%	13.4%	0.1	pts	0.0	pts

Bath & Kitchen
Sales	620.2	590.0	5.1%		2.1%
Segment Income	(18.9)	21.3	-188.8%		-79.9%
Segment Income as a Percentage of Sales	-3.0%	3.6%	-6.6	pts	-3.7	pts

Vehicle Control Systems
Sales	504.6	435.0	16.0%		11.3%
Segment Income	63.8	57.3	11.3%		11.8%
Segment Income as a Percentage of Sales	12.6%	13.2%	-0.6	pts	0.1	pts

Total Company (2)
Sales	2,964.8	2,624.0	13.0%		11.1%
Segment Income	292.5	293.4	-0.3%		5.5%
Segment Income as a Percentage of Sales	9.9%	11.2%	-1.3	pts	-0.5	pts
Net Income Applicable to Common Shareholders	150.9	159.1	-5.2%
Net Income / Applicable to Common Shareholders as a Percentage of Sales	5.1%	6.1%	-1.0	pts

Note: See Consolidated Statement of Operations for a reconciliation of total segment income to income before income taxes. In addition, see table above for presentation of net income applicable to common shareholders as a percentage of sales.

(1)	Excluding the impact of foreign exchange translational effects and operational consolidation expenses, includes stock option expense for all periods:

	2006
	Air Conditioning Systems & Services	Bath & Kitchen	Vehicle Control Systems	Total Company
Segment Income Reconciliation

Reported	247.6	(18.9)	63.8	292.5
Operational Consolidation Expenses	0.4	25.4	3.4	29.2
Gain on Sale of Assets	—	—	—	—
Foreign Exchange Translational Effects	(1.1)	(1.1)	(2.8)	(5.0)

Adjusted Segment Income	246.9	5.4	64.4	316.7

	2005
	Air Conditioning Systems & Services	Bath & Kitchen	Vehicle Control Systems	Total Company
Reported	214.8	21.3	57.3	293.4
Operational Consolidation Expenses	3.4	6.5	1.0	10.9
Stock Option Expense	(2.4)	(0.9)	(0.7)	(4.0)

Adjusted Segment Income	215.8	26.9	57.6	300.3

(2)	Total company sales, adjusted for the impact of foreign exchange translation effects, for the three months ended September 30, 2006: $2,914.6

American Standard Companies Inc.

Data Supplement Sheet

(Unaudited)

This Data Supplement Sheet includes information on backlog and information excluding the effects of foreign exchange translation on operating results. Approximately half of the Company’s business is outside the U.S., therefore changes in exchange rates can have a significant effect on results of operations when presented in U.S. Dollars. Year-over-year changes in sales and segment income, and in certain cases, segment income as a percentage of sales, for 2006 compared with 2005 are presented both with and without the effects of foreign exchange translation. Additionally, management analyzes year-over-year changes to its operating performance with and without operational consolidation expenses and gains on asset sales. Operational consolidation expenses and gains on asset sales have been noted below. Presenting results of operations excluding the translation effects of foreign exchange amounts and operational consolidation expenses is not in conformity with generally accepted accounting principles (GAAP), but management analyzes the data in this manner because it is useful to them for understanding operational performance of the business. Management also uses data adjusted in this manner for purposes of determining incentive compensation. Changes in sales and segment income excluding foreign exchange effects are calculated using current year sales and segment income translated at prior year exchange rates. The presentation of sales, segment income, total segment income, and segment income and total segment income as a percentage of sales with and without the effects of foreign currency translation are not meant to be a substitute for measurements prepared in accordance with GAAP, nor to be considered in isolation.

In millions	Nine Months Ended September 30,
	Reported 2006	Reported 2005	% Chg vs. 2005		% Chg vs. 2005 Adjusted (1)
Air Conditioning Systems and Services
Sales	5,161.9	4,484.0	15.1%		14.8%
Segment Income	656.5	521.3	25.9%		21.5%
Segment Income as a Percentage of Sales	12.7%	11.6%	1.1	pts	0.7	pts
Backlog	982.3	646.4	52.0%		50.4%

Bath & Kitchen
Sales	1,849.9	1,843.0	0.4%		0.6%
Segment Income	(14.7)	101.7	-114.5%		-79.6%
Segment Income as a Percentage of Sales	-0.8%	5.5%	-6.3	pts	-5.3	pts

Vehicle Control Systems
Sales	1,495.7	1,392.3	7.4%		8.4%
Segment Income	191.2	193.0	-0.9%		-0.1%
Segment Income as a Percentage of Sales	12.8%	13.9%	-1.1	pts	-1.1	pts
Backlog	804.5	727.6	10.6%		6.0%

Total Company
Sales	8,507.5	7,719.3	10.2%		10.3%
Segment Income	833.0	816.0	2.1%		2.1%
Segment Income as a Percentage of Sales	9.8%	10.6%	-0.8	pts	-0.8	pts
Net Income Applicable to Common Shareholders	426.7	491.9	-13.3%
Net Income / Applicable to Common Shareholders as a Percentage of Sales	5.0%	6.4%	-1.4	pts

Note: See Consolidated Statement of Operations for a reconciliation of total segment income to income before income taxes. In addition, see table above for presentation of net income applicable to common shareholders as a percentage of sales.

(1)	Excluding the impact of foreign exchange translational effects, operational consolidation expenses and gains on asset sales, includes stock option expense for all periods:

	2006
	Air Conditioning Systems & Services	Bath & Kitchen	Vehicle Control Systems	Total Company
Segment Income Reconciliation

Reported	656.5	(14.7)	191.2	833.0
Operational Consolidation Expenses	—	46.6	6.3	52.9
Gain on Sale of Assets	—	(6.3)	—	(6.3)
Foreign Exchange Translational Effects	(1.9)	(0.4)	1.3	(1.0)

Adjusted Segment Income	654.6	25.2	198.8	878.6

	2005
	Air Conditioning Systems & Services	Bath & Kitchen	Vehicle Control Systems	Total Company
Reported	521.3	101.7	193.0	816.0
Operational Consolidation Expenses	25.0	24.4	8.0	57.4
Stock Option Expense	(7.6)	(2.8)	(2.2)	(12.6)

Adjusted Segment Income	538.7	123.3	198.8	860.8

American Standard Companies Inc.

2006 Earnings Per Share Reconciliation

(Unaudited)

	Q4 2006	FY 2006
Net Income Reported	$94.0 - $103.2	$520.7 - $529.9
Streamlining Expenses, net of tax	5.0-6.0	41.5-42.5
Asset Sales and Tax Items	0.0	(16.9)

Adjusted Net Income	$99.0 - $109.2	$545.3 - $555.5
Reported EPS	$0.46 - $0.51	$2.53 -$2.58
Adjusted EPS	$0.49 -$0.54	$2.65 -$2.70
Diluted Shares	203.8	206.1

2005 Earnings Per Share Reconciliation

(Unaudited)

	Q4 2005	FY 2005
Net Income Reported	$64.4	$556.3
FAS 123 Stock Option Expense, net of tax	(4.7)	(19.7)

Pro Forma Net Income	59.7	536.6
Streamlining Expenses, net of tax	9.2	47.2
30% Tax Rate Timing	3.4	—
Other Tax Items	21.2	(46.9)

Adjusted Net Income	93.5	536.9

Reported EPS	$0.30	$2.56
Pro Forma EPS	$0.28	$2.48
Adjusted EPS	$0.44	$2.48

Note: The presentation of adjusted net income and adjusted net income per diluted common share is not in conformity with generally accepted accounting principles (GAAP). Management believes that presenting these measures is useful to shareholders because it enhances their understanding of how management assesses the performance of the Company’s businesses. Management also uses data adjusted in this manner for purposes of determining incentive compensation. These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

American Standard Companies Inc.

Consolidated Balance Sheet

(Unaudited)

(dollars in millions)	September 30, 2006	December 31, 2005
Current Assets:
Cash and cash equivalents	$247.4	$390.7
Accounts receivable, less allowance for doubtful accounts:	1,560.8	1,161.3
Sept. 2006 - $51.9; Dec. 2005 - $46.9
Inventories:
Finished products	821.8	659.8
Products in process	255.9	228.2
Raw materials	239.2	190.2

	1,316.9	1,078.2
Future income tax benefits	115.5	99.3
Other current assets	337.1	336.7

Total Current Assets	3,577.7	3,066.2

Facilities, less accumulated depreciation:	1,648.0	1,616.2
Sept. 2006 - $1,222.7; Dec. 2005 - $1,101.9
Goodwill	1,202.6	1,158.9
Capitalized software, less accumulated amortization:	184.5	200.6
Sept. 2006 - $378.7; Dec. 2005 - $321.8
Long-term asbestos receivable	381.8	384.0
Long-term future income tax benefits	93.5	93.5
Investment in associated companies	113.9	98.2
Other assets	241.8	250.2

Total Assets	$7,443.8	$6,867.8

Current Liabilities:
Loans payable to banks	$108.9	$17.5
Current maturities of long-term debt	2.8	2.6
Accounts payable	1,002.2	844.5
Accrued payrolls	401.7	339.5
Current portion of warranties	199.2	181.9
Taxes on income	142.8	91.8
Other accrued liabilities	879.1	751.1

Total Current Liabilities	2,736.7	2,228.9

Long-Term Debt	1,715.9	1,676.1

Other Long-Term Liabilities
Reserve for post-retirement benefits	630.7	631.6
Long-term portion of asbestos liability	665.5	673.0
Long-term portion of warranties	269.8	246.7
Deferred taxes on income	109.4	131.1
Other liabilities	352.7	357.9

Total Liabilities	6,480.7	5,945.3

Shareholders’ Equity
Preferred stock, 2,000,000 shares authorized none issued and outstanding	—	—
Common stock $.01 par value, 560,000,000 shares authorized; shares issued: 251,771,098 in 2006; 251,769,794 in 2005; and shares outstanding: 198,926,107 in 2006; 206,741,396 in 2005	2.5	2.5
Capital surplus	884.2	834.4
Treasury stock	(1,551.3)	(1,181.4)
Retained earnings	1,894.1	1,576.5
Foreign currency translation effects	(162.1)	(212.6)
Deferred gain on hedge contracts, net of tax	18.1	20.9
Minimum pension liability adjustment, net of tax	(122.4)	(117.8)

Total Shareholders’ Equity	963.1	922.5

Total Liabilities & Shareholders’ Equity	$7,443.8	$6,867.8

American Standard Companies Inc.

Reconciliation of Net Cash Provided

By Operating Activities to Free Cash Flow

(Unaudited)

In millions	Three Months Ended September 30,
	2006	2005
Cash provided by operating activities:
Net Income	$150.9	$159.1

Adjustments to reconcile net income to net cash provided by operating activities	119.5	99.6

Net cash provided by operating activities	270.4	258.7

Other deductions or additions to reconcile to Free Cash Flow:
Purchases of property, plant, equipment and computer software	(59.9)	(79.2)
Proceeds from disposals of property	0.8	4.2

Free cash flow	$211.3	$183.7

Note:	This statement reconciles net cash provided by operating activities to free cash flow. Management uses free cash flow, which is not defined by US GAAP, to measure the Company’s operating performance. Free cash flow is also one of several measures used to determine incentive compensation for certain employees.

American Standard Companies Inc.

Reconciliation of Net Cash Provided

By Operating Activities to Free Cash Flow

(Unaudited)

In millions	Nine Months Ended September 30,
	2006	2005
Cash provided by operating activities:
Net Income	$426.7	$491.9

Adjustments to reconcile net income to net cash provided by operating activities	(3.1)	44.6

Net cash provided by operating activities	423.6	536.5

Other deductions or additions to reconcile to Free Cash Flow:
Purchases of property, plant, equipment and computer software	(166.2)	(221.4)
Proceeds from disposals of property	16.0	26.5

Free cash flow	$273.4	$341.6

Note:	This statement reconciles net cash provided by operating activities to free cash flow. Management uses free cash flow, which is not defined by US GAAP, to measure the Company’s operating performance. Free cash flow is also one of several measures used to determine incentive compensation for certain employees.

American Standard Companies Inc.

Reconciliation of Net Cash Provided By

Operating Activities to Free Cash Flow

(Unaudited)

In millions	Twelve Months Ended December 31,
	2006 Estimate		2005
Net cash provided by operating activities	Approx.	$815.0	$820.4

Other deductions or additions to reconcile to Free Cash Flow:
Purchases of property, plant, equipment and computer software	Approx.	(260.0)	(337.1)
Proceeds from disposals of property	Approx.	20.0	28.2

Free cash flow	Approx.	$575.0	$511.5

Note:	This statement reconciles net cash provided by operating activities to free cash flow. Management uses free cash flow, which is not defined by US GAAP, to measure the Company’s operating performance. Free cash flow is also one of several measures used to determine incentive compensation for certain employees.